EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made effective as of July 15, 2019 (the “Effective Date”) by and between:

CYTODYN INC. 1111 Main Street, Suite 660 Vancouver, WA 98660 Hereinafter “Company”	CONSULTANT NAME Scott A. Kelly, M.D. Hereinafter “Consultant”

WHEREAS, Company and Consultant desire to enter into this Agreement to provide the terms and conditions upon which Company may engage Consultant from time to time to provide services for individual projects.

NOW, THEREFORE, in consideration of the foregoing recital and the promises set forth herein the parties agree to the following:

1.	Project Assignments.

1.1.

Consultant will, when requested by Company, submit a proposal (the “Proposal”) for services requested by Company (individually, a “Project,” and collectively, the “Projects”). Each Proposal will include Project specifications and a cost estimate, including pass-through costs. If accepted in writing by Company, the Proposal will be incorporated into a project assignment, which, upon execution by the parties, will be deemed a “Project Assignment” and incorporated into this Agreement. Company will have no obligations hereunder with respect to any work performed by Consultant unless such work is covered by an executed Project Assignment prior to such work commencing. The form of a Project Assignment under this Agreement is attached hereto as Exhibit A.

1.2.

Consultant will provide the services described on each Project Assignment (the “Services”). Consultant will perform the Services in accordance with all applicable laws, rules, and regulations and in a professional manner consistent with industry standards. Consultant will complete the Services in accordance with the timelines set forth in the applicable Project Assignment. Consultant acknowledges that time is of the essence in the performance of the Services.

1.3.

Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent. Before any Consultant employee or contractor performs services in connection with this Agreement, the employee or contractor and Consultant must have entered into a written agreement containing provisions substantially equivalent to Section 4 below.

1.4.

Each party will discuss any changes in the scope of the Services that may affect the budget or timelines for a given Project Assignment with the other party. All changes to a Project Assignment, including, without limitation, any changes in scope, payments or timelines, will be set forth in an amended Project Assignment. No amended Project Assignment will be effective unless signed by an authorized Company representative. Once such amended Project Assignment becomes effective, the Project Assignment will be changed to the extent set forth in the amended Project Assignment and will be amended to and governed in accordance with the terms of this Agreement.

2.	Independent Contractor Relationship.

2.1.

Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing independent contractors, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement. Consultant hereby agrees to reimburse, indemnify and defend Company against any and all such taxes or contributions, including without limitation penalties and interest.

3.	Compensation.

3.1.

Company shall pay Consultant for the Services in accordance with the applicable Project Assignment. The amounts set forth in the applicable Project Assignment represent Company’s maximum liability in connection with the Services covered by such Project Assignment.

3.2.

Consultant shall invoice Company in accordance with the Project Assignment. Each invoice shall be itemized in sufficient detail to permit independent auditing and verification that the work covered by such invoice has been properly preformed. Company shall pay each undisputed and valid invoice within thirty (30) days of receipt and verification. If any portion of an invoice is disputed, then Company shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

3.3.

Company shall reimburse Consultant for travel and out-of-pocket expenses authorized by the Company and upon receipt by Company of copies of receipts or other appropriate evidence of such expenditures. Travel expenses incurred by Consultant must be consistent with Company’s travel policy (e.g., coach class airfare). Company shall not reimburse Consultant for time spent traveling unless specifically authorized in advance.

3.4.

All invoices for Services rendered and out-of-pocket expenses incurred must be submitted to Company within thirty (30) days from the date of completion of the Services. Company shall have no liability with respect to any amounts not invoiced within the preceding timeframe.

4.	Intellectual Property / Confidentiality / Use of Materials

4.1.

In order to facilitate Consultant’s services under this Agreement, it may be necessary for Company to disclose certain data and other proprietary information to Consultant, and/or to provide Consultant with compounds and/or samples (“Materials”) which, together with any information generated or discovered by Consultant in performing Services hereunder (collectively, “Proprietary Information”), Consultant agrees to retain in strict confidence and not to disclose or transfer to any party other than as authorized in writing by Company. Without limiting the generality of the foregoing, Consultant will maintain the Materials, including any analogs, derivatives and/or reproducible portions thereof, in confidence and will not transfer it to any third party, nor permit the Materials to be directly incorporated in any commercial product, without first securing Company’s written agreement. Consultant shall use the Proprietary Information only for performance of the Services in accordance with the terms of this Agreement. Consultant represents and warrants that all of its employees, Consultants and agents that will have access to any Proprietary Information are subject to written obligations of confidentiality and non-use with respect to such Proprietary Information at least as stringent as those set forth herein. Upon completion of Consultant’s services hereunder or written request by Company, Consultant will return all tangible forms of Proprietary Information in its possession to Company, unless directed otherwise by Company. These obligations of confidentiality and non-use will survive any expiration or termination of this Agreement, but will not apply to information: (a) that was previously known to Consultant as evidenced by Consultant’s written records, (b) that is lawfully obtained by Consultant from a source independent of Company, without breach of an obligation to Company, (c) that is now or becomes public knowledge other than by breach of this Agreement, or (d) that is received by Consultant from a third party who has the lawful right to disclose the Proprietary Information and who did not obtain the Proprietary Information in confidence either directly or indirectly from Company. Notwithstanding anything to the contrary in this Agreement, Consultant may disclose Proprietary Information if such disclosure is properly required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by Consultant; provided that Consultant will provide Company with reasonable advance notice of any such required disclosure and cooperate with Company in minimizing the extent of any such disclosure and in seeking such protective order(s) or the like as may be available to protect the confidentiality of the Proprietary Information; and provided further that Consultant will make such disclosure only to the extent such disclosure is legally required. Consultant further agrees that if any Proprietary Information becomes subject to the exceptions set forth in this Section, Consultant will not disclose that such Proprietary Information was received from and/or is used by Company unless such fact also becomes part of the public domain.

4.2.	Nothing in this Agreement, or in the furnishing of Proprietary Information by Company, will be construed as giving Consultant any right, title, interest in or ownership of Proprietary Information.

4.3.

Consultant understands and acknowledges the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Consultant further acknowledges that Company’s Proprietary Information can constitute such material non-public information and agrees to comply with United States securities laws governing the use of such information.

4.4.

Project results may not be published, presented, announced or referred to, in whole or in part, by Consultant without the prior express written consent of Company, which Company may withhold at its sole discretion.

4.5.

Third-Party Information. Consultant understands that Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third-Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third-Party Information unless expressly authorized in writing by an officer of Company.

4.6.

Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company all Work Product that is solely or jointly conceived, made, reduced to practice or discovered by Consultant in the course of any work performed for Company (“Company Work Product”). Consultant agrees that any and all Company Work Product shall be the sole and exclusive property of Company.

4.7.

Ownership of Work Product. Consultant hereby irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related thereto, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in such Company Work Product. Consultant hereby grants to Company a non-exclusive, royalty-free, fully paid-up, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium (whether now known or later developed), distribute, make, use and sell any pre-existing intellectual property of Consultant incorporated or used in the Company Work Product in connection with its use of the Company Work Product.

4.8.

Background Technology & Other Rights. Before Consultant uses any third party proprietary technology in the performance of the Services for which Company would need its own license to receive the full benefit of the Services and any deliverables contemplated by the Services, Consultant shall notify Company in writing of the particular proprietary technology to be used and the terms of any licenses required. To the extent that Consultant has any rights to the Company Work Product that cannot be assigned to Company, then Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to Company or waived by Consultant, then Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to use, develop, promote sell, offer for sale and import and/or to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.9.

Assistance. Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, to perfect and maintain Company’s rights in and to the Company Work Product.

4.10.

Consultant acknowledges that the promises or agreements contained in this Agreement relating to confidentiality and/or intellectual property are necessary and reasonable in order to protect Company and its business, and Consultant expressly agrees that monetary damages would be inadequate to compensate Company for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to Company. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, Company shall be entitled to obtain injunctive relief against the breach or threatened breach by Consultant of such obligations, without the necessity of proving actual damages or posting bond.

5.	Consultant Representations and Warranties; Compliance.

5.1.

Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the intellectual property of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (f) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement; and (g) should Company permit Consultant to use any of Company’s equipment, tools, or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Company in permitting its use.

5.2.

Conflicting Activities. Consultant agrees that during the period of Consultant’s engagement by the Company, Consultant will not, without Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, Consultant’s engagement with Company. Consultant represents that Consultant’s performance of all the terms of this Agreement and as a Consultant of the Company does not and will not breach any agreement to keep in confidence information acquired by Consultant in confidence or in trust prior to Consultant’s engagement with Company. Consultant further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

5.3.

Compliance with Laws. Consultant’s performance under this Agreement will conform with all applicable industry standards and supranational, national, and local laws, rules and regulations, including without limitation all applicable anti-kickback laws, and its services will be provided in a good and workmanlike manner.

6	Indemnities.

6.1

Consultant shall indemnify, defend and hold harmless Company, its officers, directors, employees and agents (the “Company Indemnitees”) from all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against Company and arising out of or relating to (a) any negligent, reckless or intentional acts or omissions of Consultant, its employees, agents or representatives; (b) Consultant’s performance of the Services; (c) Consultant breach or alleged breach of any representation or warranties set forth in Section 5 of this Agreement, (d) Consultant’s breach of this Agreement; or (e) Consultant’s use of the Materials. From the date of written notice from Company to Consultant of any such claim, Company shall have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this Section 6.

7	Termination.

7.1	Company may terminate this Agreement or any Project Assignment at its convenience and without any breach by Consultant upon written notice to Consultant.

7.2	Consultant may terminate this Agreement at its convenience upon written notice to Company provided that there is no uncompleted Project Assignment in effect.

7.3

Either party may terminate this Agreement for the material breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after written notice has been received from the non-breaching party.

7.4

Expiration or termination of this Agreement or Project Assignment shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the obligations of confidentiality and non-use in accordance with Section 4.1. In the event of termination by either party, except by Company for Consultant’s material breach in accordance with Section 7.3, Company shall pay Consultant in accordance with the applicable Project Assignment(s) for the applicable Services satisfactorily completed prior to the effective date of termination. In the event of termination of this Agreement by Company, Consultant shall refund to Company, within 30 days of termination of this Agreement, all funds prepaid by Company to Consultant (and unused by Consultant in connection with the performance of Services) prior to termination.

7.5

Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all Materials, drawings, notes, memoranda, specifications, devices, formulas, and documents (including without limitation electronic documents), together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of Company. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8	General Provisions.

8.1	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Washington.

8.2

Assignment. Consultant may not assign or subcontract any of its obligations hereunder without Company’s prior written consent. Company may assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of Consultant to an affiliate or in the event of a merger, sale or transfer of substantially all the assets to which this Agreement relates. Any assignment not in accordance with this Section will be null and void.

8.3

No Warranties/Limitation of Liability. COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY USE BY CONSULTANT OF ANY COMPANY MATERIALS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCES WILL COMPANY BE LIABLE TO CONSULTANT FOR LOST PROFITS, LOST OPPORTUNITIES OR ANY OTHER INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IRRESPECTIVE OF THE THEORY UNDER WHICH SUCH ACTION IS BROUGHT.

8.4

Force Majeure. If the performance by Consultant or Company of any obligation under this Agreement, other than payment of money, is prevented or impaired by a Force Majeure, such party shall be excused from performance so long as such situation continues to prevent or impair performance, provided the party claiming such excuse has promptly notified the other party and uses its reasonable efforts to resume performance. “Force Majeure” shall mean an event beyond the reasonable control of a party, including ,without limitation, acts of public enemy, acts of any governmental authority, including governmental laws, ordinances, rules and regulations whether or not valid, acts of God, including fires, floods, epidemics and unusually severe weather, quarantine restrictions, strikes or lockouts, labor disputes or shortages, embargoes, war, riot, acts of terrorism, malicious acts of damages, accidents, interruptions or supplies, equipment malfunction, failure of electrical supply or other utilizes, or delays or failures in obtaining materials, supplies, equipment or transportation.

8.5

Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.6

Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision shall be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken; the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement shall remain in full force and effect.

8.7

Survival. The terms and provisions of this Agreement which by their nature should survive expiration or termination of this Agreement shall survive any expiration or other termination of this Agreement.

8.8

Attorneys’ Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement that leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, including any appeal or review, in addition to any other relief it may be awarded.

8.9

Injunctive Relief. Consultant acknowledges the obligations provided under this Agreement are necessary and reasonable in order to protect Company and its business, and Consultant expressly agrees that monetary damages would be inadequate to compensate Company for the breach thereof. Accordingly, Consultant agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Company will be entitled to seek injunctive relief against the breach or threatened breach by Consultant of this Agreement, without the necessity of proving actual damages.

8.10

Entire Agreement. This Agreement, including the exhibits hereto, contains the entire agreement between the parties with respect to its subject matter hereof and supersedes and/or merges all prior contracts, agreements, discussions and understandings relating to the same subject matter between the parties. No statement or inducements made by either party or an agent of either party which is not contained or referenced in this Agreement shall be valid or binding. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by an authorized representative of the party to be charged.

IN WITNESS WHEREOF, the parties have entered into this CONSULTING AGREEMENT through their duly authorized representatives as of the Effective Date above.

CYTODYN INC.		CONSULTANT NAME

By:	/s/ Nader Pourhassan, Ph.D.	By:	/s/ Scott A. Kelly, M.D.

Name:	Nader Pourhassan, Ph.D.	Name:	Scott A. Kelly, M.D.

Title:	President & CEO	Title:	Chief Science Officer

Date:	July 15, 2019	Date:	July 15, 2019

EXHIBIT A

FORM OF PROJECT ASSIGNMENT

This Project Assignment, effective as of July 15, 2019, issued under and governed by the terms and conditions of that certain Consulting Agreement by and between CytoDyn Inc. (“Company”) and Scott A. Kelly, M.D. (“Consultant”) effective as of July 15, 2019 (the “Agreement”). In the event that any item in this Project Assignment is inconsistent with the Agreement, the terms of this Project Assignment shall govern, but only with respect to the services set forth in this Project Assignment. Any capitalized terms used and not otherwise defined in this Project Assignment shall have the meaning ascribed to them in the Agreement.

1. Scope of Work.

•	Consultant will be appointed as the Chief Science Officer of the Company.

•	Consultant will manage the Company’s scientific, technological, and research operations.

•	Oversee the scientific functions of the Company, including basic and applied research projects, as well as the development of new processes, technologies or products.

•	Combine discipline-specific knowledge with leadership and business skills to promote the efficiency, profitability and competitive position of the Company.

2. Compensation.

$20,000 per month plus a stock option, as determined by the Compensation Committee of the Company’s Board of Directors.

3. Maximum payment:

To be determined.

4. Term.

To be determined.

5. Deliverables.

See #1 above.

IN WITNESS WHEREOF, the parties have executed this PROJECT ASSIGNMENT NO. 1 by their duly authorized persons as of the effective date above.

CYTODYN INC.		CONSULTANT NAME

By:	/s/ Nader Pourhassan, Ph.D.	By:	/s/ Scott A. Kelly, M.D.

Name:	Nader Pourhassan, Ph.D	Name:	Scott A. Kelly, M.D

Title:	President & CEO	Title:	Chief Science Officer

Date:	July 15, 2019	Date:	July 15, 2019